Exhibit 99.1

Rex Energy Announces Date of the 2011 Annual Meeting of Stockholders

STATE COLLEGE, Pa., March 17, 2011 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy” or the “Company”) (Nasdaq: REXX) today announced that it will hold its 2011 Annual Meeting of Stockholders on Thursday, May 12, 2011. The board of directors established Wednesday, March 23, 2011 as the record date for determining stockholders entitled to vote at the meeting, which is scheduled to begin at 11:00 a.m., local time, and take place at the Marriott Pittsburgh City Center located at 112 Washington Place, Pittsburgh, Pennsylvania 15216.

Because the 2011 Annual Meeting of Stockholders will be held on a date that is more than 30 days from the date of the previous year’s annual stockholders meeting, the Company also announced today that, in accordance with its bylaws, the deadline for receipt of stockholder proposals and nominations for election of directors for the 2011 Annual Meeting of Stockholders has been changed to the close of business on Monday, March 28, 2011. Stockholder proposals and nominations must be submitted in writing to the Secretary at Rex Energy’s principal executive office at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. All proposals and nominations must comply in all respects with the rules and regulations of the U.S. Securities and Exchange Commission and Rex Energy’s bylaws. Rex Energy may reject any stockholder proposal or nomination that does not comply with those requirements.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complimentary to its portfolio.

For more information, contact:

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com